EXHIBIT 5.1

March 26, 2021

Clene Inc.
6550 South Millrock Drive, Suite G50
Salt Lake City, Utah 84121

Re: Clene Inc. Form S-8 Registration Statement Registering the Company’s 2014 Stock Plan, 2020 Stock

Plan and 2020 Employee Stock Purchase Plan (each a “Plan” and, collectively the “Plans”)

Ladies and Gentleman

We are issuing this opinion letter in our capacity as legal counsel to Clene Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-8 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 29, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 19,665,094 shares of Company common stock, $0.0001 par value (the “Shares”), to be issued under the Plans.

In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the applicable Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the applicable Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ STOEL RIVES LLP

Salt Lake City, Utah

March 26, 2021